Exhibit 99.1

NEWS RELEASE

Entegris to Sell Electronic Chemicals Business to Fujifilm

Transaction Continues Streamlining of Business as Entegris Maintains Focus on Core Capabilities and
Strategic Objectives

Strengthens Balance Sheet by Accelerating Debt Paydown Following CMC Acquisition

Billerica, U.S., May 10, 2023 -- Entegris, Inc. (NASDAQ: ENTG), a leading supplier of advanced materials and process solutions for the semiconductor and other high-technology industries, today announced that it has entered into a definitive agreement for Fujifilm to acquire Entegris’ Electronic Chemicals business for $700 million, subject to customary adjustments. The transaction is expected to close by the end of 2023, subject to receipt of required regulatory approvals and other customary closing conditions.

The Electronic Chemicals business provides highly specialized chemicals to the semiconductor industry. As part of Entegris’ Advanced Planarization Solutions (APS) division, it was acquired with the acquisition of CMC Materials in July 2022. In 2022, Entegris’ Electronic Chemicals business had pro-forma sales of approximately $360 million.

“The sale of the Electronic Chemicals business is another important step as we continue to focus on assets that we believe have the greatest long-term strategic value for Entegris. In addition, the proceeds from this transaction will significantly contribute to further debt paydown,” said Bertrand Loy, president and chief executive officer of Entegris.

About Entegris Electronic Chemicals
The Electronics Chemicals business is a leading global supplier of high purity process chemicals (“HPPC”), with leadership positions in North America and Europe, as well as a strong presence in Southeast Asia. It has seven dedicated manufacturing facilities and approximately 560 employees worldwide. The business has a broad customer base including some of the leading global semiconductor companies. It also has a broad product lineup comprised of all key HPPCs1 as well as performance blends and other semiconductor grade process chemicals. HPPCs are utilized in the semiconductor manufacturing process to clean, etch and dry the wafer during multiple stages of the chip fabrication process.

Potential Benefits of the Transaction

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Entegris Business and Balance Sheet Optimization: The transaction will further streamline Entegris’ business following the CMC Materials acquisition, toward assets that the Company believes provide the greatest long-term strategic value for Entegris. In addition, the $700 million of proceeds from the sale are expected to be used to accelerate debt paydown.

•
Ensures Resources Dedicated to Meet the Growing Demand for High Purity Chemicals for U.S. Semiconductor Production: Fujifilm will utilize a broadened product lineup, increased production capacity in the U.S. and globally and advanced R&D to meet the needs of semiconductor manufacturers in the United States for high quality HPPCs. The business will be well-positioned to satisfy growing market demand in the U.S. as the industry shifts to advanced technology nodes.

•
Premier Asset Footprint – Enhanced with Targeted Investments: The business has production and R&D locations in close proximity to key customers in the U.S., Singapore and Europe. Recent targeted capacity and quality investments totaling more than $50 million will enhance capabilities and ensure support for demand from new fabs coming online in the next several years.

Mr. Loy concluded, “Fujifilm is a great fit for the Electronic Chemicals business, and importantly, customers of this business will continue to experience the level of quality and service they have come to know and expect for advanced node requirements. With Fujifilm’s proven track record of investments, quality focus and innovation in the semiconductor industry, broad complementary lineup, premier asset footprint, strong management and related capabilities and relationships, the Electronic Chemicals business will be well-positioned to continue to supply the growing market demand for these materials in North America, Europe, Asia, and beyond.”

BofA Securities is serving as financial advisor and Skadden, Arps, Slate, Meagher and Flom LLP is serving as legal counsel to Entegris for this transaction.

About Entegris
Entegris is a leading supplier of advanced materials and process solutions for the semiconductor and other high-tech industries. Entegris has approximately 9,000 employees throughout its global operations and is ISO 9001 certified. It has manufacturing, customer service and/or research facilities in the United States, Canada, China, France, Germany, Israel, Italy, Japan, Malaysia, Singapore, South Korea, Taiwan, and the United Kingdom. Additional information can be found at www.entegris.com.

1 Including sulfuric acid, isopropyl alcohol, ammonium hydroxide, hydrogen peroxide, hydrofluoric acid, nitric acid, phosphoric acid, hydrochloric acid and other blends.

ENTEGRIS, INC. entegris.com	129 Concord Road, Building 2 Billerica, MA 01821 USA	T +1 978 436 6500 F +1 978 436 6735

Cautions Regarding Forward Looking Statements
Certain statements herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Such forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will” and other similar words or expressions. Such forward-looking statements reflect Entegris’ current expectations or beliefs concerning future events and actual events may differ materially from historical results or current expectations. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of Entegris. The forward-looking statements in this document address a variety of subjects including, for example, the closing of the potential transaction and the potential benefits of the potential transaction. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the possibility that regulatory and other approvals and conditions to the potential transaction are not received or satisfied on a timely basis or at all; the possibility that Entegris may not fully realize the projected benefits of the potential transaction; changes in the anticipated timing for closing the potential transaction; business disruption during the pendency of or following the potential transaction; diversion of management time on transaction-related issues; the reaction of customers and other persons to the potential transaction; and other events that could adversely impact the completion of the potential transaction, including COVID-19 and industry or economic conditions outside of our control. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Entegris’ overall business, including those more fully described in Entegris’ filings with the Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K for the fiscal year ended December 31, 2022 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this document speak only as of this date. The Company undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.

Investor Contact: Bill Seymour VP of Investor Relations, Treasury & Communications + 1 952 556 1844 bill.seymour@entegris.com	Media Contact: Connie Chandler Senior Director of Corporate Communications +1 978 436 6546 connie.chandler@entegris.com

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